Coffee Pacifica To Acquire 2nd Coffee Roasting Company

Las Vegas, Nevada, Coffee Pacifica, Inc. (OTCBB:CFPC) announced today that to expand its wholesale roasted coffee business it has executed a Letter of Intent to acquire a coffee roasting company based in Denver, Colorado. The roasting company is a private company that has been in the coffee roasting and wholesale business since 1996. Under the terms of the contemplated acquisition, Coffee Pacifica will acquire all the issued and outstanding shares of the coffee roaster. The acquisition is subject to a number of conditions, including Coffee Pacifica completing and accepting the results of its due diligence investigation, and receiving audited financial statements. Further details of the proposed transaction are not being disclosed at this time.

Coffee Pacifica, Inc. is a distributor and a marketer in the United States, Canada and Europe of the green bean coffee grown in Papua New Guinea. Green bean coffee in Papua New Guinea is grown by Coffee Pacifica's shareholder-farmers in the Highland region's rich volcanic soils between the altitudes of 4,000 and 6,000 feet above sea level. Papua New Guinea exports approximately 2% of the annual world green bean production. Papua New Guinea coffee is well regarded by consumers for its uniqueness, consistency and special flavor characteristics. For more information about our coffee products, visit our website at www.coffeepacifica.com. Coffee Pacifica's wholly owned subsidiary, Uncommon Grounds Inc., established in 1984, is a coffee roasting and wholesale company based in Berkeley, California. Visit their website at www.uncommongrounds.net to purchase our PNG roasted coffee beans.

PNG Coffee Growers Federation Ltd. ("PNGCGF") is our strategic partner and a major shareholder. PNGCGF's shareholders are 179 individual independent coffee grower co-operatives in 11 of the 13 coffee growing provinces in Papua New Guinea. This represents approximately 120,000 plus individual coffee farmers involved in producing co-operative coffee. The high quality premium-grade coffee produced by the co-operatives are pooled and marketed by Coffee Pacifica. In PNG approximately 86% of the exported coffee is annually produced by the small independent coffee growers.

Except for the historical matters contained herein, statements in this press release contain "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the Company's current and future business and prospects. Actual results could differ materially, as a result of various risk factors including but not limited to such as: (1) competition in the markets for the Company's coffee; (2) the ability of the Company to execute its plans; and (3) other factors detailed in the Company's public filings with the SEC. By making these forward-looking statements, the Company can give no assurances that transactions described in this press release will be successfully completed, and undertakes no obligation to update these statements for revisions or changes after the date of this press release. This release should be read in conjunction with our Annual Report on Form 10-KSB and our other filings with the SEC through the date of this release, which identifies important factors that could affect the forward-looking statements in this release. In addition, factors that could cause actual results to differ materially from those contemplated in the statements include, without limitation, overall economic conditions, and other risks associated generally with green bean coffee business. These forward-looking statements are not guarantees of future performance.

Coffee Pacifica Inc, Corporate Relations, Lionel Gosselin, 877 318 9343, enquiries@coffeepacifica.com

Capital Group Communications Inc, George Carpenter or Mark Bernhard, (415) 332-7200, coffeepacifica@capitalgc.com